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                                                                      EXHIBIT 11


STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                     Three Months      Three Months       Nine Months        Six Months
                                                         Ended            Ended             Ended               Ended
                                                     September 30,     September 30,     September 30,     September 30,
                                                        1999              1998               1999                1998
                                                   ---------------   ----------------  ----------------    ----------------
Diluted net loss per share:
   Net loss to common shareholders                  $   (9,372,000)    $  (48,880,000)  $  (27,781,000)    $  (45,838,000)

   Average number of shares outstanding                 11,500,000         11,500,000       11,500,000         11,381,356
   Net effect of dilutive stock options-based on
     treasury stock method                                     N/A                N/A              N/A                N/A
                                                   ---------------   ----------------  ----------------    ----------------
   Total average shares                                 11,500,000         11,500,000       11,500,000         11,381,356
                                                   ---------------   ----------------  ----------------    ----------------
                                                   ---------------   ----------------  ----------------    ----------------

   Diluted net loss per share                      $         (0.82)  $          (4.25) $         (2.42)    $        (4.03)


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